Exhibit 8.3

[Letterhead of BP Canada Energy Company]

March 16, 2006

BP Canada Finance Company

240 – 4th Avenue S.W.

Calgary, Alberta

T2P 4H4

Ladies and Gentlemen:

In connection with the filing under the Securities Act of 1933, as amended (the “Act”), of an amendment (the “Amendment”) dated March 16, 2006, to a shelf registration statement on Form F-3 dated November 3, 2003, as amended on January 12, 2004 and on September 8, 2005, (together, with such Amendments, the “Registration Statement”) of guaranteed debt securities (the “Securities”) of BP Canada Finance Company, a Nova Scotia company (the “Company”), I have, as counsel to the Company, examined such corporate records, certificates and other documents and considered such questions of law as I have considered necessary or appropriate for the purposes of this opinion. In particular, I have relied on the advice of BP Canada Energy Company’s tax department.

I have reviewed the subsection in the Registration Statement under the caption “Tax Considerations—Canadian Taxation” and hereby confirm that it is my opinion that the disclosure under such subsection is accurate as to matters of Canadian income tax law.

This opinion is limited to the laws of the Province of Alberta and the laws of Canada applicable therein and I do not express any opinion herein concerning the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I am within the category of person whose consent is required under Section 7 of the Act.

Yours truly, BP CANADA ENERGY COMPANY

/S/ FRANCINE SWANSON
Francine Swanson, Q.C. Senior Legal Counsel